SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ----------------------

                                SCHEDULE 13G*
                               (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                 Amendment No. 2

                          Crestline Capital Corporation
                               (Name of Issuer)

                                 Common Stock
                        (Title of Class of Securities)

                                    226153104
                                (CUSIP Number)

                                December 31, 2000
            (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
     Schedule 13G is filed:

                     [ ] Rule 13d-1(b)
                     [X] Rule 13d-1(c)
                     [ ] Rule 13d-1(d)



                           (Page 1 of 16 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 226153104                  13G                   Page 2 of 16 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Brahman Partners II, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                       -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                     116,200
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                       -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                     116,200

-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                     116,200

-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                      0.76%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                       PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 226153104                  13G                   Page 3 of 16 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                         Brahman Institutional Partners, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                       -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                     311,900
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                       -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                     311,900
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                     311,900
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                      2.03%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                       PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 226153104                  13G                   Page 4 of 16 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                         BY Partners, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                       -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                     749,130
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                       -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                     749,130
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                     749,130
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                      4.87%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                       PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 226153104                  13G                   Page 5 of 16 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                         Brahman C.P.F. Partners, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                       -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                     201,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                       -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                     201,000
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                     201,000
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                      1.31%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                       PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 226153104                 13G                    Page 6 of 16 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Brahman Management, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                       -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                    1,378,230
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                       -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                    1,378,230
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                    1,378,230
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                      8.96%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                      OO;IA
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 226153104                 13G                    Page 7 of 16 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Brahman Capital Corp.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                       -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                     762,730
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                       -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                     762,730
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                     762,730
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                      4.96%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                              CO;IA
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 226153104                 13G                    Page 8 of 16 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                               Peter A. Hochfelder
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                       -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                    1,391,830
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                       -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                    1,391,830
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                    1,391,830
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                      9.05%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                       IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 226153104                 13G                    Page 9 of 16 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                 Robert J. Sobel
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                       -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                    1,391,830
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                       -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                    1,391,830
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                    1,391,830
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                      9.05%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                       IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 226153104                 13G                   Page 10 of 16 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                               Mitchell A. Kuflik
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                       -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                    1,391,830
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                       -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                    1,391,830
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                    1,391,830
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                      9.05%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                       IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 226153104                  13G                  Page 11 of 16 Pages

           The Schedule 13G (the "Schedule 13G") initially filed on July 30, 1999, is hereby amended by this Amendment No. 2 to the Schedule 13G.

Item 1(a).     Name of Issuer:

     The name of the issuer is Crestline Capital Corporation (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 6600 Rockledge Drive, Bethesda, Maryland 20817.

Item 2(a).     Name of Person Filing:

     This statement is filed by:
          (i) Brahman Partners II, L.P., a Delaware limited partnership ("Brahman II") with respect to the shares of Common Stock owned by it;
         (ii) Brahman Institutional Partners, L.P. ("Brahman Institutional"),
              a Delaware limited partnership, with respect to the shares of Common Stock owned by it;
        (iii) Brahman C.P.F. Partners, L.P. ("Brahman C.P.F.") a Delaware limited partnership, with respect to the shares of Common Stock owned by it;
         (iv) BY Partners, L.P. ("BY Partners") a Delaware limited
              partnership, with respect to the shares of Common Stock
              owned by it;
          (v) Brahman Management, L.L.C. ("Brahman Management"), a Delaware limited liability company and the sole general partner of
              Brahman II, Brahman Institutional, Brahman C.P.F. and BY
              Partners, with respect to the shares of Common Stock owned by Brahman II, Brahman Institutional, Brahman C.P.F. and BY
              Partners;
         (vi) Brahman Capital Corp., a Delaware corporation ("Brahman
              Capital"), with respect to the shares of Common Stock held for each of (A) BY Partners and (B) Brahman Partners II Offshore,
              Ltd. ("Brahman Offshore"), a Cayman Islands exempted company of which Brahman Capital is the investment adviser; and
         (vii) Peter A. Hochfelder, Robert J. Sobel and Mitchell A. Kuflik,
              each a citizen of the United States, and together the executive officers and directors of Brahman Capital and the sole members of Brahman Management, with respect to shares of Common Stock subject to the control of Brahman Capital and Brahman Management.

              The foregoing persons (other than Brahman Offshore) are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No. 226153104                  13G                  Page 12 of 16 Pages

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the principal business and principal office of the Reporting Persons is 277 Park Avenue, 26th Floor, New York, New York 10172; and of Brahman Offshore is c/o Citco, N.V., Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles.

Item 2(c).     Citizenship:

     Each of Brahman II, Brahman Institutional, Brahman C.P.F. and BY Partners CPF Partners is a Delaware limited partnership. Brahman Management is a Delaware limited liability company. Brahman Offshore is a Cayman Islands exempted company limited by shares. Brahman Capital is a Delaware corporation. Each of Peter A. Hochfelder, Robert J. Sobel and Mitchell A. Kuflik is a United States citizen.

Item 2(d).     Title of Class of Securities:

     Common Stock, $0.01 par value (the "Common Stock")

Item 2(e).  CUSIP Number:

     226153104

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]   Investment Adviser in accordance with Rule
                    13d-1 (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

CUSIP No. 226153104                 13G                   Page 13 of 16 Pages

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 13d-1(c), check this box:  [x]

Item 4.   Ownership.

           A. Brahman Partners II, L.P.
              (a) Amount beneficially owned:  116,200
              (b) Percent of class: 0.76% The percentages used herein and in the rest of Item 4 are calculated based upon the 15,380,000 shares of Common Stock issued and outstanding as of October 13,2000 as reflected in the Company's form 10-Q for the period ending September 8, 2000.
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 116,200
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 116,200

           B. Brahman Institutional Partners, L.P.
            (a) Amount beneficially owned: 311,900
            (b) Percent of class: 2.03%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 311,900
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 311,900

           C. BY Partners, L.P.
            (a) Amount beneficially owned:  749,130
            (b) Percent of class: 4.87%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 749,130
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 749,130

           C. Brahman C.P.F. Partners, L.P.
            (a) Amount beneficially owned:  201,000
            (b) Percent of class: 1.31%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 201,000
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 201,000

           D. Brahman Management, L.L.C.
            (a) Amount beneficially owned: 1,378,230
            (b) Percent of class: 8.96%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 1,378,230
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 1,378,230

CUSIP No. 226153104                13G                   Page 14 of 16 Pages

           E. Brahman Capital Corp.
            (a) Amount beneficially owned: 762,730
            (b) Percent of class: 4.96%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 762,730
              (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 762,730

           F. Peter A. Hochfelder
            (a) Amount beneficially owned: 1,391,830
            (b) Percent of class: 9.05%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 1,391,830
             (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 1,391,830

G. Robert J. Sobel
            (a) Amount beneficially owned: 1,391,830
            (b) Percent of class: 9.05%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 1,391,830
             (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 1,391,830

H. Mitchell A. Kuflik
            (a) Amount beneficially owned: 1,391,830
            (b) Percent of class:  9.05%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 1,391,830
             (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 1,391,830

Item 5.     Ownership of Five Percent or Less of a Class.
     Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Brahman II, BY Partners, Brahman C.P.F. and Brahman Institutional are each private investment partnerships, the sole general partner of which is Brahman Management. As the sole general partner of Brahman II, BY Partners, Brahman C.P.F. and Brahman Institutional, Brahman Management has the power to vote and dispose of the shares of Common Stock owned by each of Brahman II, BY Partners, Brahman C.P.F. and Brahman Institutional and, accordingly, may be deemed the "beneficial owner" of such shares. The managing members of Brahman Management are Peter Hochfelder, Mitchell Kuflik and Robert Sobel.

     Pursuant to an investment advisory contract (and, in the case of BY Partners, pursuant to an arrangement between Brahman Management and Brahman Capital), Brahman Capital currently has the power to vote and dispose of the shares of Common Stock held for the account of each of Brahman Offshore and BY Partners and, accordingly, may be deemed the "beneficial owner" of such shares. Messrs. Hochfelder, Sobel and Kuflik are the executive officers and directors of Brahman Capital.

CUSIP No. 226153104                 13G                   Page 15 of 16 Pages


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     Not applicable.


Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     Each of the Reporting Persons and Brahman Offshore hereby make the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2001

                                    BRAHMAN PARTNERS II, L.P.
                                    By:  BRAHMAN MANAGEMENT, L.L.C.

                                    By:/s/ Peter A. Hochfelder
                                       --------------------------------------
                                       Name:  Peter A. Hochfelder
                                       Title:  Managing Member

                                    BRAHMAN INSTITUTIONAL PARTNERS, L.P.
                                    By:  BRAHMAN MANAGEMENT, L.L.C.

                                    By:/s/ Peter A. Hochfelder
                                       --------------------------------------
                                       Name:  Peter A. Hochfelder
                                       Title:  Managing Member

CUSIP No. 226153104                 13G                   Page 16 of 16 Pages

                                    BY PARTNERS, L.P.
                                    By:  BRAHMAN MANAGEMENT, L.L.C.

                                    By:/s/ Peter A. Hochfelder
                                       --------------------------------------
                                       Name:  Peter A. Hochfelder
                                       Title:  Managing Member

                                    BRAHMAN C.P.F. PARTNERS, L.P.
                                    By:  BRAHMAN MANAGEMENT, L.L.C.

                                    By:/s/ Peter A. Hochfelder
                                       --------------------------------------
                                       Name:  Peter A. Hochfelder
                                       Title:  Managing Member

                                    BRAHMAN MANAGEMENT, L.L.C.

                                    By:/s/ Peter A. Hochfelder
                                       --------------------------------------
                                       Name:  Peter A. Hochfelder
                                       Title:  Managing Member

                                    BRAHMAN CAPITAL CORP.

                                    By:/s/ Peter A. Hochfelder
                                       --------------------------------------
                                       Name:  Peter A. Hochfelder
                                       Title:  President


                                       Peter A. Hochfelder
                                       --------------------------------------
                                    By:/s/ Peter A. Hochfelder

                                       Robert J. Sobel
                                       --------------------------------------
                                    By:/s/ Robert J. Sobel


                                       Mitchell A. Kuflik
                                       --------------------------------------
                                    By:/s/ Mitchell A. Kuflik